Exhibit 5.1

May 24, 2016

Realty Income Corporation

11995 El Camino Real

San Diego, California 92130

Re:       Registration Statement on Form S-3 (File No. 333-208652)

Ladies and Gentlemen:

We have served as Maryland counsel to Realty Income Corporation, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance of up to 6,500,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company, pursuant to a Purchase Agreement, dated May 19, 2016 (the “Purchase Agreement”), by and among the Company and Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and UBS Securities LLC.  The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.         The Registration Statement, filed by the Company with the Commission under the 1933 Act;

2.         The prospectus, dated December 21, 2015, as supplemented by a prospectus supplement, dated May 19, 2016, filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the 1933 Act;

3.         The Company’s Current Report on Form 8-K in connection with the Purchase Agreement (the “Form 8-K”), to be filed with the Commission under the 1933 Act on or about the date hereof;

4.         The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

Realty Income Corporation

May 24, 2016

5.         The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

6          A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.         Resolutions (the “Board Resolutions”) adopted by the Board of Directors of the Company (the “Board of Directors”), relating to (a) the registration, sale and issuance of the Shares, (b) the execution, delivery and performance by the Company of the Purchase Agreement and (c) the appointment of a Pricing Committee of the Board of Directors (the “Pricing Committee”) and the delegation to the Pricing Committee of all of the powers of the Board of Directors that may be delegated to the Pricing Committee with respect to the sale and issuance of the Shares, subject to the parameters established by the Board Resolutions, certified as of the date hereof by an officer of the Company;

8.         Resolutions adopted by the Pricing Committee, (a) fixing the terms for the issuance and sale of the Shares, including the number and price thereof, and (b) authorizing the execution, delivery and performance of the Purchase Agreement, certified as of the date hereof by an officer of the Company;

9.         The Purchase Agreement;

10.       A certificate executed by an officer of the Company, dated as of the date hereof; and

11.       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.         Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.         Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

Realty Income Corporation

May 24, 2016

3.         Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.         All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.         The Shares will not be issued in violation of any restriction or limitation contained in Article VII of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.         The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.         The issuance of the Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Purchase Agreement against payment of the purchase price therefor specified in the Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Realty Income Corporation

May 24, 2016

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Form 8-K, which is incorporated by reference in the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and the said incorporation by reference and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP